Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Memic Innovative Surgery Ltd.:

We consent to the use of our report dated September 30, 2021 with respect to the consolidated financial statements of Memic Innovative Surgery Ltd., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin

Somekh Chaikin

Member Firm of KPMG International

Tel Aviv, Israel

January 14, 2022